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                                                                   EXHIBIT 10.15

                          [PLAINS RESOURCES LETTERHEAD]

August 19, 2001

Mr. Steve Thorington
6623 Westchester
Houston, Texas 77005

                    Re: Terms of Employment with the Company

Dear Steve:

I am pleased to offer you the position of Executive Vice President - Chief Financial Officer of Plains Exploration & Production Company L.P. (the "Company"). This offer letter shall outline the terms of your employment with the Company.

Subject to earlier termination by either you or the Company, you will be employed by the Company for a term of five years commencing as soon as possible but no later than September 3, 2002 (the "Effective Date"). The term of your employment will automatically be extended one year and again for successive one-year periods on each anniversary thereof, if you and the Company have agreed to new compensation terms at least ninety days prior to the end of the initial five-year period and any additional one-year extensions (the initial five-year term and any additional years are hereinafter referred to as the "Term"). Your annual salary shall be $300,000, and you shall be eligible for an annual target bonus of $300,000, (pro-rata for 2002 bonus consideration), subject to attainment of goals set forth by the Company's Board of Directors (the "Board").

Your compensation shall include Stock Appreciation Rights ("SARs") covering 300,000 shares of the Company's commons stock. The grant date of the SARs shall be the Effective Date and the SARs shall have a per share exercise price equal to the price of the Company stock in its initial public offering. The SARs generally shall be fully exercisable upon a "change in control" of the Company (as defined in the Company Stock Plan), upon a termination of employment by the Company for any reason other than "cause" (as defined in the Company Stock Plan) and upon your death.

In addition, you will be entitled to receive a signing bonus of $350,000 and 45,000 shares of restricted stock in Plains Resources, Inc., vesting ratably over three years from the Effective Date. Should the Spin-Off of the Company not be successfully completed on or before May 22, 2003, you will succeed to the position of Executive Vice President - Chief Financial Officer of Plains Resources Inc., with the same terms of employment outlined herein and the SARs will be converted to options in Plains Resources Inc. stock with an exercise price equal to the closing price of Plains Resources Inc. common stock on the Effective Date.

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August 19, 2002
Page 2 of 3

If the Company terminates your employment during the Term for any reasons other than cause or if a "change of control" of the Company (as defined in the Stock
Plan) occurs or if your employment terminates due to your death during the Term, you will receive a severance payment equal to two times the sum of your base salary and last earned annual bonus, (provided that if such termination shall take place prior to the end of the first full calendar year of employment (i.e., prior to December 31, 2003) the bonus used for the severance calculation shall be the target bonus), and the SARs shall immediately vest. In addition, you will be entitled to health benefits for up to two years, subject to mitigation should you become entitled to health benefits under another plan.

During the Term and for any period thereafter, you shall not, without the written consent of the Board or a person authorized by the Board, disclose to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance of your duties as an executive of the Company, any confidential information obtained by you while in the employ of the Company with respect to the Company's business, including but not limited to technology, know-how, processes, maps, geological and geophysical data, other proprietary information and any information whatsoever of a confidential nature, the disclosure of which you know or should know will be damaging to the Company; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by you) or any information which you may be required to disclose by any applicable law, order, or judicial or administrative proceeding.

While you are an employee of the Company, you shall not in North America, directly or indirectly engage in or become interested financially in as a principal, employee, partner, shareholder, agent, manager, owner, advisor, lender or guarantor of any person engaged in any business substantially identical to the Business (defined below); provided, however, that you may invest in stock, bonds or other securities any such business (without participating in such business) if: (i)(A) such stock, bonds, or other securities are listed on any United States securities exchange or are publicly traded in an over the counter market and (B) its investment does not exceed, in the case of any capital stock of any one issuer, 5% of the issued and outstanding capital stock, or in the case of bonds or other securities, 5% of the aggregate principal amount thereof issued and outstanding, or (ii) such investment is completely passive and no control or influence over the management or policies of such business is exercised. The term "Business" shall mean the exploration, development and production of crude petroleum and natural gas.

Further, during the Term and for a period of one year thereafter, you shall not solicit or hire, directly or indirectly, in any manner whatsoever (except in response to a general solicitation), in the capacity of employee, consultant or in any other capacity whatsoever, one or more of the employees, directors or officers or other persons (hereinafter collectively referred to as "Employees") who at the time of solicitation or hire, or in the

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August 19, 2002
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90-day period prior thereto, are working full-time or part-time for the Company or any of its subsidiaries and you shall not endeavor, directly or indirectly, in any manner whatsoever, to encourage any Employee to leave his or her job with the Company or any of its Subsidiaries and you shall not endeavor, directly or indirectly, and in any manner whatsoever, to incite or induce any client of the Company or any of its Subsidiaries to terminate, in whole or in part, its business relations with the Company or any of its Subsidiaries.

If you agree with the terms as set forth herein, please sign both copies of this letter and return one copy to me at the above address.

Sincerely,



/s/ James C. Flores
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James C. Flores
Chairman and Chief Executive Officer




Agreed to and accepted by on the 20th day of August, 2002:



/s/ Steve Thorington
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Steve Thorington